July 18, 2025

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Natural Shrimp Incorporated Form 8-K dated July 18, 2025, and have the following comments:

1. We agree with the statements made in the first paragraph.

2. We have no basis on which to agree or disagree with the statements in the second paragraph.

Yours truly,

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone and Company, L.L.P.
Dallas, Texas

Cc: Gerald Easterling
Chief Executive Officer and Chairman of the Board
NaturalShrimp Incorporated

Turner, Stone & Company, L.L.P.
Accountants and Consultants

12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660 / Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com